Exhibit 5.1


                         AUTOMATIC DATA PROCESSING, INC.
                             Corporate Headquarters
                                One ADP Boulevard
                         Roseland, New Jersey 07068-1728




June 20, 1997



Board of Directors
Automatic Data Processing, Inc.
One ADP Boulevard
Roseland, New Jersey  07068

     Re:    Registration Statement on Form S-3 Filed on June 20, 1997
            ---------------------------------------------------------

Ladies and Gentlemen:

      In connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by Automatic Data Processing, Inc. (the "Company") with the Securities and Exchange Commission on June 20, 1997 pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulations promulgated thereunder (the "Rules"), you have requested that I furnish you with my opinion as to the legality of the 54,825 shares (the "Shares") of the Company's common stock, $.10 par value (the "Common Stock"), and up to $2 million of shares (the "Earn Out Shares") of Common Stock which may be issued pursuant to a 4-year earn-out arrangement between the Company and a stockholder of the Company (the "Selling Stockholder"), which are registered under the Registration Statement.

      In this regard, I have examined originals, or copies authenticated to my satisfaction, of the Company's Amended and Restated Certificate of Incorporation, the Company's By-Laws, as amended, and the Company's records of corporate proceedings. In addition, I have made such other examinations of law and fact as I considered necessary in order to form a basis for the opinions hereinafter expressed.

      Based upon the foregoing, I am of the opinion that the Shares have been duly and validly authorized and issued and are fully paid and non-assessable. I am also of the opinion that the Earn Out Shares have been duly and validly authorized and, once issued to the Selling Stockholder, will be fully paid and non-assessable.

      I hereby consent to the use of my name under the caption "Legal Opinion" in the Prospectus included in the Registration Statement and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I come within the category of persons whose consent is required by the Act or Rules.

                                          Very truly yours,

                                          /s/ James B. Benson

                                          James B. Benson
                                          General Counsel


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